Exhibit 99.1

QUICKSILVER ELECTS SCOTT PINSONNAULT TO BOARD OF DIRECTORS

FORT WORTH, TEXAS (April 15, 2014) – Quicksilver Resources Inc. (NYSE: KWK) announced that Scott Pinsonnault has been elected to its board of directors effective April 14, 2014. Pinsonnault, 43, is currently the Chief Financial Officer of Cubic Energy, Inc. in Dallas, Texas. He has over 17 years of experience in the energy sector, including through previously held roles with Deloitte Financial Advisory Services, SFC Energy Partners, Bridge Associates, LLC, and UniCredit Bank, A.G.

Pinsonnault received a Bachelor of Science degree in Geology from St. Lawrence University in Canton, New York, a Master of Science degree in Geology from Texas A&M University in College Station, Texas, and an MBA from Tulane University in New Orleans, Louisiana.

Pinsonnault will serve in the class of directors whose terms will expire at the 2015 Annual Meeting of Stockholders.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a publicly traded independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. Quicksilver's common stock is traded on the New York Stock Exchange under the symbol "KWK". For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor & Media Contact:
David Erdman
(817) 665-4023

KWK 14-06